Exhibit 23.5

BEST Inc.

2nd Floor, Block A, Huaxing Modern Industry Park

No. 18 Tangmiao Road, Xihu District, Hangzhou

Zhejiang Province 310013

People’s Republic of China

September 6, 2017

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of BEST Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ George Chow
Name: George Chow